Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES PLANNED RETIREMENT OF
LOUIS LECALSEY, III ; APPOINTMENT OF JAMES F. ROBINSON AS
PRESIDENT AND CHIEF EXECUTIVE OFFICER
GREEN BAY, WI (May 31, 2011)—Tufco Technologies, Inc. (NASDAQ: TFCO) today announced that Louis LeCalsey, III will retire on September 19, 2011. Until that time, he will continue to function as President and CEO. Concurrent with Mr. LeCalsey’s retirement, James F. Robinson, currently Tufco’s Senior Vice President Contract Manufacturing Sales and Marketing, will assume the positions of President and CEO, as well as become a member of the Company’s Board of Directors. Mr. LeCalsey will remain on the Company’s Board of Directors and will also become a Senior Advisor to the Company under a consulting agreement.
Mr. Robinson has been with the Company since January 11, 2010. Prior to joining Tufco he served as Business Development and Technical Director and Business Director-Latin America for Mondi, an international paper and packaging group with revenues in excess of $8.5 billion. Mr. Robinson was also a founding member of Hygenitec, a Wisconsin wet wipes manufacturer. He received a BA in Business Administration/Economics from Lakeland College and attended graduate school at La Universidad Autónoma Del Estado de Morelos-Centro Bilingűe in Mexico.
“We want to thank Lou for his many years of dedicated service and agreeing to stay on as a Senior Advisor,” said Robert J. Simon, Tufco’s Chairman of the Board. “Also, having a meaningful amount of time for a transition period should benefit our customers, employees and shareholders. We have confidence that Jim Robinson will accelerate the business building and profit improvement efforts already underway.”
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2011 results in comparison to fiscal 2010 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, the Company’s ability to refinance or replace its line of credit, which expires January 31, 2012, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)